                                                                    Exhibit 99.1

                                Explanatory Note

        The shares of Class A Common Stock were purchased by PS Sook Ltd., which
Mr. Sook and his spouse are the beneficial owners.

        The total amount of shares of Class A Common Stock includes previously acquired options to purchase 600,000 shares of Class A Common Stock (which have not been exercised) and previously acquired 387,087 shares of Class B Common
Stock which are convertible into Class A Common Stock on a one-for-one basis
(which have not been converted).